Exhibit 10.1

Effective Date: August 11, 2021	Supercedes: 03/04/2019
Approved By: TriMas Compensation Committee
Title: EXECUTIVE SEVERANCE/CHANGE IN CONTROL POLICY (this “Policy”)

Scope
This Policy applies to (i) the executives of TriMas Corporation (“TriMas” or the “Company”) set forth on Exhibit A, as such exhibit may be updated by the Compensation Committee (the “Compensation Committee”) of the TriMas Board of Directors (the “Board”) from time to time and (ii) such other officers or executives as may be determined by the Compensation Committee from time to time (the individuals participating in this Policy from time to time, “Executives”). Each Executive will be designated by the Compensation Committee as a Tier I Participant, Tier II Participant, or Tier III Participant upon being included as a participant in this Policy (as applicable, the “Participation Tier”).

Purpose
To detail what compensation and benefits, if any, are due to an Executive upon an Executive’s termination of employment with the Company, which for purposes of this Policy shall be deemed to constitute a “separation from service”, as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Defined Terms
Any capitalized term that is used, but not defined, in this Policy shall have the meaning set forth in Section 9 hereof.

Policy
Each Executive is an at-will employee whose employment may be terminated by Executive or TriMas at any time for any reason. Upon a termination of employment of an Executive, this Policy shall govern the rights and responsibilities of the Company and Executive. In consideration of Executive’s participation in this Policy, Executive will devote his or her full business time and efforts to the performance of his or her duties and responsibilities for the Company; provided that, this Policy does not preclude Executive from engaging in charitable and community affairs or managing any passive investment (i.e., an investment with respect to which Executive is in no way involved with the management or operation of the entity in which Executive has invested) to the extent that such activities do not conflict with the Executive’s duties; and further provided, that, subject to Section 7 hereof, Executive shall not, without the prior approval of the Board, serve as a director or trustee of any other corporation, association or entity, or own more than five percent of the equity of any publicly traded entity.

    1. Termination Without Cause or for Good Reason Prior to a Change in Control

    Except as otherwise set forth in Section 2 of this Policy, if the Executive’s employment is involuntarily terminated by the Company for any reason other than Cause, Disability or death, or if Executive’s employment is terminated by the Executive for Good Reason, then the Company shall, subject to Section 7(F), provide the Executive the following severance benefits:

(A)Payment of an amount equal to the product of (i) the Non-CIC Multiplier for Executive’s Participation Tier as set forth on Exhibit A, multiplied by (ii) the sum of (a) Executive’s annual base salary in effect on the date of termination and (b) Executive’s target Short-Term Incentive Plan (as in effect from time to time, the

“Short-Term Incentive Plan”) bonus for the full year of termination at the level in effect immediately prior to the date of termination, payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the date of termination and ending on the last payroll date of the Company in the last month of the Non-CIC Period applicable to Executive’s Participation Tier set forth on Exhibit A, provided that the first such payment shall include all amounts that would have been paid to Executive in accordance with the Company’s payroll practices if such payments had begun on the date of termination;
(B)Payment of all (i) accrued but unpaid base salary through the date of termination and (ii) earned but unused vacation through the date of termination, payable by the next payroll date following termination of employment;

(C)Payment of Executive’s Short-Term Incentive Plan bonus payment for the most recently completed bonus term if a bonus has been earned by Executive under the Short-Term Incentive Plan for such year but not paid, payable in accordance with the terms of the Short-Term Incentive Plan;

(D)Payment of Executive’s Short-Term Incentive Plan bonus for the year of termination, based on actual performance results for the full year and prorated through Executive’s employment termination date, payable in accordance with the terms of the Short-Term Incentive Plan;

(E)If Executive timely elects to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and subject to the Company’s COBRA policies, the Company will reimburse Executive for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (i) the termination of Executive’s COBRA period; (ii) the expiration of the Non-CIC Period applicable to Executive’s Participation Tier set forth on Exhibit A; or (iii) the date on which Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. Executive will be responsible for payment of the COBRA premium and will be reimbursed by the Company for the portion of the premium that the Company would have paid if Executive had continued to be an employee of the Company. If the COBRA period expires before the applicable Non-CIC Period has elapsed following Executive’s termination of employment, the Company shall pay Executive a monthly amount equal to the monthly contribution that the Company would have paid for Executive’s coverage under the applicable group health plan of the Company if Executive had continued as an employee of the Company until the earlier of (i) the expiration of the applicable Non-CIC period or (ii) the date on which Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. Any such reimbursements or payments provided to Executive pursuant to this Section 1(E) will be treated as taxable to Executive;

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(F) Except for the benefits stated in the applicable portion of this Section 1, Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.

2. Termination Following a Change in Control

If the Executive’s employment with the Company terminates by reason of a Qualifying Termination within two years after a Change in Control, in place of any other severance payments, benefits or other consideration, whether pursuant to this Policy or otherwise, and subject to all legal requirements, the Company shall, subject to Section 8(F), provide Executive the following severance benefits:

(A)If the Change in Control is a Section 409A Change in Control, a lump sum payment payable on the 60th day following the date of Executive’s termination, equal to the product of (i) the CIC Multiplier for Executive’s Participation Tier as set forth on Exhibit A, multiplied by (ii) the sum of (a) Executive’s annual base salary rate in effect on the date of termination (without regard to any reduction giving rise to Good Reason) and (b) Executive’s Short-Term Incentive Plan target bonus for the full year of termination at the level in effect immediately prior to the date of termination (without regard to any reduction giving rise to Good Reason);

(B)If the Change in Control is not a Section 409A Change in Control, an amount equal to the product of (i) the CIC Multiplier for Executive’s Participation Tier as set forth on Exhibit A, multiplied by (ii) the sum of (a) Executive’s annual base salary rate in effect on the date of termination (without regard to any reduction giving rise to Good Reason) and (b) Executive’s Short-Term Incentive Plan target bonus for the full year of termination at the level in effect on the date of termination (without regard to any reduction giving rise to Good Reason), payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time, commencing on the 60th day following the date of termination and ending on the expiration of the CIC Period applicable to Executive’s Participation Tier set forth on Exhibit A, provided that the first such payment shall include all amounts that would have been paid to Executive in accordance with the Company’s payroll practices if such payments had begun on the date of termination.

(C)Payment of Executive’s Short-Term Incentive Plan bonus payment for the most recently completed bonus term if a bonus has been earned by Executive under the Short-Term Incentive Plan for such year but not yet paid, payable at the time set forth in the Short-Term Incentive Plan, provided that in no event will the Company be permitted to exercise any negative discretion with respect to the amount of such Short-Term Incentive Plan bonus;

(D)Payment of Executive’s Short-Term Incentive Plan bonus for the year of termination, based on actual performance results for the full year and prorated through

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Executive’s employment termination date, payable in accordance with the terms of the Short-Term Incentive Plan, provided that in no event will the Company be permitted to exercise any negative discretion with respect to the amount of such Short-Term Incentive Plan bonus (the “Prorated Bonus);

(E)If Executive timely elects to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), and subject to the Company’s COBRA policies, the Company will reimburse Executive for the employer’s portion of premiums for continued group health coverage under COBRA until the earliest of (i) the termination of Executive’s COBRA period; (ii) the expiration of the CIC Period applicable to Executive’s Participation Tier set forth on Exhibit A; or (iii) the date on which Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. Executive will be responsible for payment of the COBRA premium and will be reimbursed by the Company for the portion of the premium that the Company would have paid if Executive had continued to be an employee of the Company. If the COBRA period expires before the applicable CIC Period has elapsed following Executive’s termination of employment, the Company shall pay Executive a monthly amount equal to the monthly contribution that the Company would have paid for Executive’s coverage under the applicable group health plan of the Company if Executive had continued as an employee of the Company until the earlier of (i) the expiration of the applicable CIC period or (ii) the date on which Executive becomes eligible to receive any medical benefits under any plan or program of any other employer. Any such reimbursements or payments provided to Executive pursuant to this Section 2(E) will be treated as taxable to Executive;

(F) Except for the benefits stated in this Section 2, Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.

3. Voluntary Termination by Executive

1If Executive voluntarily terminates employment with the Company without Good Reason, the Company shall pay Executive his or her (i) accrued but unpaid base salary through the date of termination, (ii) earned but unused vacation through the date of termination and (iii) Short-Term Incentive Plan bonus payment for the most recently completed bonus term if a bonus has been earned by Executive under the Short-Term Incentive Plan for such year but not paid. The accrued salary and vacation time shall be payable by the next normal payroll date following the date of Executive’s termination of employment, and the Short-Term Incentive Plan award shall be payable in accordance with the terms of the Short-Term Incentive Plan. Except for the benefits stated in this Section 3, Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.

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4. Termination for Cause

If the Company terminates Executive with Cause, the Company shall pay Executive his or her (i) accrued but unpaid base salary through the date of termination, (ii) earned but unused vacation through the date of termination payable by the next normal payroll date following the date of Executive’s termination of employment. Executive shall not be entitled to payment of any Short-Term Incentive Plan award, whether declared and unpaid for any prior year, relating to any portion of the year in which the termination occurs or otherwise. Except for the benefits stated in this Section 4, Executive’s participation in all benefit plans, programs and arrangements of the Company shall cease as of the date of Executive’s termination of employment and otherwise be governed by the terms of the plans, programs or arrangements, if any, governing such benefits.

5. Termination for Disability

If Executive’s employment is terminated after it is determined that the Executive is Disabled, then all obligations of the Company to make any further payments, except for earned but unpaid base salary and accrued but unpaid Short-Term Incentive Plan bonus awards, shall terminate on the first to occur of (i) the date that is six (6) months after such termination or (ii) the date Executive becomes entitled to benefits under a Company-provided long-term disability program. The earned but unpaid base salary shall be paid by the next normal payroll payment date following termination of the Executive’s employment, and the Short-Term Incentive Plan award shall be paid in accordance with the terms of such plan. Company may only terminate Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which Executive is able to fulfill Executive’s job related duties. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing job related duties shall be determined by a medical doctor selected by Company. Company may, in its discretion, require written confirmation from a physician of Disability during any extended absence. Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the date above on which Company’s obligation to make payments ceases and otherwise be governed by the terms of the plans, if any, applicable to such benefits.

6. Termination Due to Death

If Executive’s employment terminates due to Executive’s death, all obligations of Company to make any further payments, other than an obligation to pay any accrued but unpaid base salary to the date of death and any accrued but unpaid bonuses under the Short-Term Incentive Plan to the date of death, shall terminate upon Executive’s death. The accrued but unpaid base salary shall be paid by the next normal payroll date following termination of employment, and the accrued but unpaid Short-Term Incentive Plan award shall be paid in accordance with the terms of such plan. In accordance with Company guidelines, Executive’s qualified dependents shall be reimbursed for the employer portion of COBRA premiums for Company group medical benefits (including health, dental, vision, EAP and prescription plans), as defined by the plan documents, for

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a period not to exceed thirty-six (36) months; provided a timely election to continue health care coverage under COBRA is made and subject to Company’s COBRA policies Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the date of death and otherwise be governed by the terms of the plans, if any, applicable to such benefits.
        7. Non-Competition; Non-Solicitation; Confidentiality; Release of Claims

In consideration of Executive’s participation in this Policy, Executive shall comply with the following:

(A)Acceptance of participation in this Policy and performance relative to this Policy are not in violation of any restrictions or covenants under the terms of any other agreements to which Executive is a party.

(B)Executive acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that, in consideration of this Policy, the rights conferred hereunder, and any payment hereunder, while Executive is employed by the Company and for the duration of the Non-Compete Term, Executive shall not engage, either directly or indirectly, as a principal for Executive’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any business other than the Company or its subsidiaries which designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company or its subsidiaries during the one year period prior to the date of employment termination (the “Business”); provided that nothing herein shall prevent Executive from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

(C)During the Non-Compete Term, Executive shall not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of the Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing, or (ii) solicit for business (relating to the Business) any person who is a customer or former customer of the Company or any of its subsidiaries, unless such person shall have ceased to have been such a

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customer for a period of at least six months as of the time of such solicitation.

(D)Executive shall not at any time (whether during or after his employment with the Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information of the Company, including but not limited to, information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of the Company generally, or of any subsidiary of the Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to the Company. The preceding sentence of this paragraph (D) shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of employment with the Company for any reason, Executive will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies of these materials, in any way relating to the business of the Company and its subsidiaries, except that Executive may retain personal notes, notebooks and diaries. Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its subsidiaries.

(E)Although Executive and the Company consider the restrictions contained in this Policy to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Policy is an unenforceable restriction against Executive, the provisions of this Policy shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Policy is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(F)Notwithstanding any provision herein to the contrary, the Company will have no obligation to make any payments or provide any benefits under this Policy that are not otherwise required to be paid or provided to

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Executive pursuant to applicable law unless (i) within 60 days, or such shorter period as designated by the Company, following the date of termination of Executive’s employment, Executive executes and delivers to the Company a waiver and release agreement in the form approved by the Company from time to time (the “Release”) and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.

(G)    Upon Executive’s termination of employment, or at any other time as requested by the Company, Executive will be required to surrender to the Company all correspondence, documents, supplies, files, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates that are in the possession or under control of the Executive.

        8. Miscellaneous Provisions

(A)Payments Not Compensation

Any participation by Executive in, and any terminating distributions and vesting rights (other than previously defined) under, the Company sponsored retirement or savings plans, regardless of whether such plans are qualified or non-qualified for tax purposes, shall be governed by the terms of those respective plans. Any salary continuation or severance benefits shall not be considered compensation for purposes of accruing additional benefits under such plans.

(B)Code Section 409A

(i) To the extent applicable, it is intended that this Policy comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Executive. Consistent with that intent, and to the extent required under Section 409A of the Code, for benefits that are to be paid in connection with a termination of employment, “termination of employment” or any similar term shall be limited to such a termination that constitutes a “separation from service” under Section 409A of the Code.

(ii) Notwithstanding any provision of this Policy to the contrary, if Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, on the date of his separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and if any portion of the payments or benefits to be received by Executive upon his or her termination of employment would constitute a “deferral of compensation”

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subject to Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, amounts that would otherwise be payable pursuant to this Policy during the six-month period immediately following Executive’s termination of employment will instead be paid or made available on the earlier of (A) the first business day of the seventh month after the date of Executive’s termination of employment, or (B) Executive’s death. For purposes of application of Section 409A of the Code, to the extent applicable, each payment made under this Policy shall be treated as a separate payment.

(iii) Notwithstanding any provision of this Policy to the contrary, to the extent any reimbursement or in-kind benefit provided under this Policy is nonqualified deferred compensation within the meaning of Section 409A of the Code: (A) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (B) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iv) In no event, however, shall this Section 8(B) or any other provisions of this Policy be construed to require the Company to provide any gross-up for the tax consequences under Section 409A of the Code of any provisions of, or payments under, this Policy and the Company shall have no responsibility for tax consequences under Section 409A of the Code to Executive resulting from the terms or operation of this Policy.

(C)Payment Process and Taxation Requirements

The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling. Notwithstanding any other provision of this Policy, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment or benefit.

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(D)Notices

All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:    TriMas Corporation
            38505 Woodward Ave., Suite 200
            Bloomfield Hills, MI 48304
            Attn: General Counsel

To the Executive:    To the most recent address on file in the Company’s records for the Executive.

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

(E)Separability; Legal Fees

If any provision of this Policy shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions which shall remain in full force and effect. In the event of a dispute by the Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Policy prior to a Change in Control, the Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive if Executive prevails in the dispute resolution process, and if Executive does not prevail, Executive and the Company shall be responsible for their respective legal fees and expenses. In the event of any such dispute on or after a Change in Control, the Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive regardless of the outcome thereof unless the finder of fact in such action determines that Executive’s position was frivolous or maintained in bad faith.

(F)ERISA Provisions

This Policy constitutes a “top hat” plan maintained primarily for a group of management or highly compensated employees and is exempted from most, but not all of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent that ERISA applies, the ERISA provisions are set forth on Appendix B to the Policy.

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(G)Dispute Resolution Governing Law

Any and all disputes arising under this Policy must be resolved in accordance with the TriMas Dispute Resolution Policy process, as set forth in the ERISA attachment on Appendix B to the Plan. To the extent not preempted by Federal law, this Policy and all disputes related to it shall be governed by Michigan law, without regard to conflict of law principles.

(H)Amendments and Termination

(i) This Policy may be amended or terminated at any time by the Compensation Committee; provided however, that no such amendment or termination may adversely affect any Executive without the Executive’s prior written consent unless the Company provides 12 months’ written notice of such amendment or termination to any adversely affected Executive.

(ii) Notwithstanding the foregoing, this Policy may not be terminated or amended in any manner prior to the fifth business day following the second anniversary of the Change in Control without the prior written consent of the applicable Executive potentially affected thereby.

(I)    Effective Date

    The Policy, in the form effective as of August 11, 2021, supersedes all prior understandings, agreements or representations, written or oral, with respect to the subject matter herein, including without limitation the TriMas Corporation Executive Severance/Change in Control Policy effective as of March 4, 2019.

9. Certain Definitions.

For purposes of this Policy, the following terms shall have the respective meanings set forth below:

(A)    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B)    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

    (C)     “Cause” shall mean:

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(i) Executive’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any jurisdiction in which the Company conducts business;

(ii) Executive’s willful failure or refusal to perform his or her duties to the Company and failure to cure such breach within 30 days following written notice thereof from the Company;

(iii) Executive’s willful failure or refusal to follow directions of the Board (or direct reporting executive) and failure to cure such breach within 30 days following written notice thereof from the Board; or

(iv) Executive’s breach of fiduciary duty to the Company for personal profit.

Any failure by the Company or a Subsidiary to notify an Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrence of such event (or similar event) from constituting Cause.

Notwithstanding the foregoing, no termination of Executive’s employment shall qualify as a termination for Cause unless (x) the Company notifies Executive in writing of the Company’s intention to terminate Executive’s employment for Cause within 90 days following the initial existence of such occurrence or event, (y) Executive fails to cure such occurrence or event within 30 days after receipt of such notice from the Company and (z) the Company terminates Executive’s employment within 45 days after the expiration of Executive’s cure period in subsection (y).

(D)    A “Change in Control” shall be deemed to have occurred upon the first of the following events to occur:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Company’s Board: individuals who, on the date hereof, constitute the Company’s Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of

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directors of the Company) whose appointment or election by the Company’s Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii) there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (a) any such event or series of events which results in (1) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (b) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders

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unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (a) at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (b) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, (a) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (b) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change in Control” shall be deemed to have occurred only if the transaction or event qualifies as a Section 409A Change in Control.

(E)    “CIC Multiplier” means the multiplier set forth on Exhibit A that applies to the Executive’s Participation Tier in respect of a termination of Executive’s employment under Section 2 of this Policy.

(F)    “CIC Period” means the period that begins on the date of Executive’s termination of employment and equals the number of months set forth on Exhibit A that applies to the Executive’s Participation Tier in respect of a termination of Executive’s employment under Section 2 of this Policy.

(G)    “Disability” means (i) the Executive is unable to engage in any substantial activity due to medically determinable physical or medical impairment expected to result in death or to last for a continuous period of not less than 12 months, or (ii) if due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, Executive has received income replacement benefits for a period of not less than three months under a accident and health plan sponsored by the Company.

(H)    “Good Reason” shall mean:

(i)     A material and permanent diminution in the nature and scope of Executive’s authorities, duties or responsibilities (including for the Chief

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Executive Officer immediately prior to the Change in Control, ceasing to be the Chief Executive Officer of a company that is traded on a national securities exchange);

(ii)     A material reduction in the aggregate value of base salary and bonus opportunity provided to Executive by the Company; or

(iii) A permanent reassignment of Executive to another primary office more than 50 miles from current office location;

Executive must notify the Company of Executive’s intention to invoke termination for Good Reason within 90 days after Executive has knowledge of such event and provide the Company 30 days’ opportunity for cure, or such event shall not constitute Good Reason. Executive may not invoke termination for Good Reason if Cause exists at the time of such termination. The Chief Executive Officer immediately prior to a Change in Control may not terminate employment for Good Reason solely as a result of ceasing to be the Chief Executive Officer of a company that is traded on a national securities exchange under Section 9(H)(i) unless such termination occurs at least 90 days after the Change in Control.

(I)    “Non-CIC Multiplier” means the multiplier set forth on Exhibit A that applies to the Executive’s Participation Tier in respect of a termination of Executive’s employment under Section 1 of this Policy.

(J)    “Non-CIC Period” means the period that begins on the date of Executive’s termination of employment and equals the number of months set forth on Exhibit A that applies to the Executive’s Participation Tier in respect of a termination of Executive’s employment under Section 1 of this Policy.

(K)    “Non-Compete Term” shall mean (i) the Non-CIC Period if the Executive is terminated in a manner that gives rise to severance benefits under Section 1, (ii) the CIC Period if the Executive is terminated in a manner that gives rise to severance benefits under Section 2 and (iii) 24 months following the termination of Executive’s employment with the Company if the Executive’s employment has terminated in any other manner.

(L)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the

Executive Severance/Change in Control Policy
August 11, 2021

stockholders of the Company in substantially the same propositions as their ownership of stock of the Company.

(M)    A “Qualifying Termination” shall be defined for purposes of this Policy as a termination of Executive’s employment with the Company for any reason other than:

(i) Death;

(ii) Disability (as defined in this Policy);

(iii) Cause (as defined in this Policy); or

(iv) A termination by Executive without Good Reason (as defined in this Policy).

(N)    A “Section 409A Change in Control” means a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

Executive Severance/Change in Control Policy
August 11, 2021

APPENDIX A
APPLICATION OF GOLDEN PARACHUTE LIMITATIONS

1.    Cap on Payments.

(a)General Rules. The Code may place significant tax burdens on Executive and the Company if the total payments made to Executive due to a Change in Control exceed prescribed limits. In order to avoid this excise tax and the related adverse tax consequences for the Company, by continuing Executive’s employment with the Company after the effective date of this Policy, Executive will be agreeing that the present value of Executive’s Total Payments will not exceed an amount equal to Executive’s Cap.
(b)Special Definitions. For purposes of this Section, the following specialized terms will have the following meanings:

(1)“Base Period Income”. “Base Period Income” is an amount equal to Executive’s “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, Executive’s “annualized includable compensation” is the average of Executive’s annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which the Change in Control occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

(2)“Cap” or “280G Cap”. “Cap” or “280G Cap” shall mean an amount equal to 2.99 times Executive’s “Base Period Income.” This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G of the Code.

(3)“Total Payments”. The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Policy or otherwise, to or for Executive’s benefit, the receipt of which is contingent on a Change in Control and to which Section 280G of the Code applies.

(c)Calculating the Cap and Adjusting Payments. If the Company believes that these rules will result in a reduction of the payments to which Executive is entitled under this Agreement, it will so notify Executive as soon as possible. The Company will then, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion or opinions concerning whether Executive’s Total Payments exceed the limit discussed above. The Company will select the Consultant. At a minimum, the opinions required by this Section must set forth the amount of Executive’s Base Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments. If the opinions state that there would be an excess parachute payment, Executive’s payments under this Policy will be reduced to the Cap. In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury

Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation. If the Consultant selected to provide the opinions referred to above so requests in connection with the opinion required by this Section, a firm of recognized executive compensation consultants selected by the Company shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change in Control. The Company will make payments to Executive, at the times stated above, in the maximum amount that it believes, in its discretion, may be paid without exceeding the Cap. If it is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, that a greater payment should have been made to Executive, the Company shall pay Executive the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate used to determine the present value of the Total Payments, so that Executive will have received or be entitled to receive the maximum amount to which Executive is entitled under this Agreement. Payment of any deficiency and interest determined under this Section 1(c) shall be made by the last day of the calendar year in which is received either the opinions called for above or the Internal Revenue Service determination that a deficiency exists.

(d)Effect of Repeal. In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

APPENDIX B
ERISA ATTACHMENT TO TRIMAS CORPORATION
EXECUTIVE SEVERANCE/CHANGE IN CONTROL POLICY

The TriMas Corporation Executive Severance/Change in Control Policy to which this Appendix B is attached (the “Policy”) is intended to constitute an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Notwithstanding any contrary provisions in the Policy, the Policy is subject to the provisions set forth below.
1.    Plan Administrator and Named Fiduciary. The Plan Administrator and Named Fiduciary of the Plan for purposes of ERISA shall be TriMas Corporation, or any successor thereto. The address of the Plan Administrator is 38505 Woodward Avenue, Suite 200, Bloomfield Hills, MI 48304. The Plan Administrator shall have absolute discretion to administer the Plan, including but not limited to questions of construction, interpretation and eligibility under the Plan.
2.    Claims Procedure. Claims for benefits under the Policy shall be processed in accordance with the TriMas Corporation Alternative Dispute Resolution Policy (the “ADR Policy”), subject, however, to the modifications described below.
(a)    Mediation. If an Executive is unable to resolve a dispute over benefits under the Policy through internal human resource channels, he or she must request mediation of the dispute. The decision of the mediator shall be delivered to the Executive electronically or by mail within 90 days after the Executive’s request for mediation, unless circumstances require an extension. The need for an extension shall be communicated to the Executive before the expiration of the initial 90 day period. The extension may not exceed 90 days.
If the mediator denies the Executive’s claim for benefits, the mediator shall provide, in written or electronic form, a notice of a claim denial, which sets forth:
(1)    the specific reasons for the denial;
(2)    reference to specific provisions of the Policy upon which the denial is based;
(3)    a description of any additional material or information necessary for the Executive to perfect his or her claim, along with an explanation of why such material or information is necessary; and
(4)    an explanation of claim review procedures under the Policy and the time limits applicable to such procedures.
Any such claim denial notice shall be written in a manner that may be understood without legal or actuarial counsel.
(b)    Arbitration.
(1)    An Executive whose claim for benefits has been wholly or partially denied by the mediator may request arbitration of such denial. The request for arbitration must be in written or electronic form, and delivered to the Plan Administrator within 60 days following the denial of the claim by the mediator.
    The request should set forth the reasons why the Executive believes the denial of his or her claim is incorrect. The Executive shall be entitled to submit such issues, comments, documents, or records as the Executive shall consider relevant to a determination of the claim, without regard to whether such information was submitted to or considered by the mediator. Prior to submitting such request, the Executive shall be provided, upon request and free of charge, reasonable access to, and copies of, such documents, records, and other information that are relevant to the claim.
(2)    The Executive may, at all stages of review, be represented by counsel, legal or otherwise, of his or her choice, provided that the fees and expenses of the Executive’s counsel shall be borne by the Executive.
(3)    The Plan Administrator’s decision with respect to any such review shall be delivered electronically or in writing to the Executive no later than 60 days following receipt by the Plan Administrator of the Executive’s request, unless special circumstances, such as the need to hold a hearing, require an extension of time for processing. If an extension is needed, the Plan Administrator shall, before the end of the initial review period, give the Executive written notice of the special circumstances requiring the extension and the date by which he or she expects a decision will be rendered. In any event, the Plan Administrator must provide the Executive with written or electronic notification of the decision on review no later than 120 days after receipt of the Executive’s request.
In the case of an adverse benefit determination by the arbitrator, the notification shall set forth the information described in Section (a)(1) and (2) above, a statement that the Executive is entitled to receive, upon request and at no charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, a description of any voluntary appeal procedure offered by the Policy, and the Executive’s right to obtain information about the appeals procedure.

(c)    Time Limits Affecting Jurisdiction. The Plan Administrator shall not entertain a claim or a request for review unless it is filed timely in the manner specified by subsection (a) or (b) above, as applicable, which is a condition precedent to obtaining review by the Plan Administrator. The period of time within which the benefit determination, or an appeal of a benefit determination, is required to be made shall begin at the time the claim or appeal is filed and without regard to whether all the information necessary to make a determination accompanies the filing. If the period of review is extended because of the Executive’s failure to submit all necessary information, the period for making the determination shall be tolled from the date the notice of extension is sent to the Executive to the date on which the Executive responds to the request.
(d)    TriMas Alternative Dispute Resolution Policy Process. An arbitrator selected pursuant to the ADR Policy, as modified above, shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of the Policy. The arbitrator’s sole authority shall be to interpret or apply the provisions of the Policy, and the arbitrator shall have the power to compel attendance of witnesses at the hearing. The arbitrator shall be appointed upon mutual agreement of the Company and the Executive pursuant to the arbitration rules referenced above. Once an Executive commences arbitration proceedings, the Executive shall not be permitted to terminate the arbitration proceedings without the express written consent of the Company. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the Executive and the Company without appeal to any court. The costs of the arbitration shall be split equally between the parties.
3.    Non-alienation of Benefits. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge collateralization, or attachment of any benefits under the Policy shall be valid or recognized by the Company.

    IN WITNESS WHEREOF, the Company has adopted this TriMas Corporation Executive Severance/Change in Control Policy, effective as of August 11, 2021.

                    TRIMAS CORPORATION

                        By:

                         Its:_____________________

Exhibit A
Tier Level
Date: August 11, 2021

Tier I Participants	Tier II Participants	Tier III Participants
[Executives subject to Compensation Committee determination from time to time]	[Executives subject to Compensation Committee determination from time to time]	[Executives subject to Compensation Committee determination from time to time]

Participation Tier	Non-CIC Multiplier	Non-CIC Period	CIC Multiplier	CIC Period
I	1	12 months	2.5	30 months
II	1	12 months	1.5	18 months
III	1	12 months	1	12 months